Exhibit (d)(1)(ii)
FORM OF LOCK-UP AGREEMENT

June 18, 2006
CONFIDENTIAL
To:	The Shareholder of Canada Southern Petroleum Ltd. whose name is set forth on the execution page of this Agreement
Dear Sir/Madam:
Re:  Offer to Acquire Canada Southern Petroleum Ltd.
We understand that you (the “Shareholder”) are the beneficial owner of or exercise control and direction over certain common shares of Canada Southern Petroleum Ltd. (the “Company”). Canadian Oil Sands Limited (“Acquiror”) proposes to cause 1212707 Alberta Ltd., a wholly-owned subsidiary incorporated under the Business Corporations Act (Alberta) (the “Offeror”) to make an offer to acquire all of the outstanding common shares of the Company (the “Common Shares”) by way of take-over bid (the “Offer”) on the basis described in the Pre-Acquisition Agreement (as defined below). The term “Offer” in this Agreement shall include any further amendments to, or extensions of, such Offer, subject to the terms hereof, including, without limitation, increasing the consideration, removing or waiving any condition or extending the date by which Common Shares may be tendered. Further, the Company and Acquiror have entered into a pre-acquisition agreement dated June 18, 2006 (the “Pre-Acquisition Agreement”) setting forth additional terms and conditions relating to the Offer and the transactions contemplated thereby.
This document will serve as an agreement (the “Agreement”) among the Shareholder, the Offeror and Acquiror relating to the Shareholder depositing pursuant to the Offer all Common Shares now owned or over which control and direction is exercised by the Shareholder (the “Shares”) and any common shares issued to such Shareholder (the “Option Shares”) on the exercise of options to acquire common shares of the Company (the “Options”), as more particularly set forth on the execution page of this Agreement.
Acquiror covenants to cause the performance by the Offeror of all of its obligations hereunder and to be directly liable as a principal obligor for any such obligations without the necessity or the requirement for the Shareholder to pursue or exhaust its remedies or recourse against the Offeror.
1.	Structure of Transaction
The Offer will provide for consideration, for each Common Share, of U.S.$9.75 cash (the “Consideration”).
The Offer will be outstanding for at least 35 days following the date of mailing of the Offer and conditional on at least 66 2/3% (the “Minimum Percentage”) (on a fully diluted basis) of the outstanding Common Shares, other than those Common Shares which may not be counted as part of any minority approval of a subsequent acquisition transaction, being validly deposited and not withdrawn under the Offer. Upon the satisfaction or waiver of all conditions to the Offer, the Offeror shall take-up and pay for Common Shares validly deposited (and not withdrawn) under the Offer within three (3) business days of being legally able to do so.
The Offeror will not amend the terms of the Offer other than: (i) to increase the consideration payable thereunder; (ii) to waive any conditions thereof other than the Minimum Percentage; (iii) to reduce the Minimum Percentage provided it cannot be reduced below 50%; (iv) to otherwise amend any terms or conditions thereof, provided such amendment is not adverse to the Shareholders; or (v) to extend the expiry thereof.
The Offeror covenants that the Offer will be made in accordance with all applicable securities laws, rules of applicable stock exchanges and applicable corporate laws and that the Offeror will comply with the provisions of the Pre-Acquisition Agreement.
2.	Covenants of Shareholder
(a)	Subject to Section 2(d), the Shareholder agrees to:
(i)	accept the Offer by:
A.	depositing the Shares, if registered in the name of the Shareholder; or

B.	giving written instructions to the intermediary or other person in whose name the Shares are registered, instructing such intermediary or other person to deposit the Shares;
in accordance with the terms and conditions of the Offer, and provide evidence thereof to the Offeror, not later than two business days prior to the expiry of the Offer;

(ii)	not withdraw any of the Shares deposited pursuant to the Offer, even if the board of directors of the Company fails to recommend acceptance of the Offer or withdraws, modifies or changes such recommendation in any circumstances except in the event of termination of this Agreement under paragraph 8 below;

(iii)	not sell, assign, convey or otherwise dispose of or encumber any of the Shares, Option Shares or Options other than pursuant to the Offer or this Agreement; and

(iv)	use such Shareholder’s reasonable efforts to cause each of such Shareholder’s associates (as that term is defined in the Securities Act (Alberta)) who is the beneficial owner of, or exercises control or direction over, any Common Shares, to tender such Common Shares to the Offer.

(b)	Subject to Section 2(d), upon the Offeror notifying the Shareholder that it is taking up Common Shares under the Offer, the Shareholder agrees to act as directed by the Offeror in such notice and shall either:
(i)	A.	exercise (or conditionally exercise as described below), pursuant to share option agreements entered into under the Company’s stock option plan, all Options held by the Shareholder provided that the Company may agree to advance the funds necessary to permit the exercise of the Options against a direction by the Shareholder to tender the Common Shares issuable upon exercise of such Options (“Option Shares”) and an assignment by the Shareholder of proceeds to be received from the deposit of Option Shares pursuant to the Offer for an amount equal to the funds advanced by the Company. The Offeror agrees that Options which have been tendered to the Company for exercise, conditional on the Offeror taking up the Common Shares under the Offer, shall be deemed to be exercised concurrently with the take-up of the Common Shares by the Offeror and the Offeror shall accept as validly tendered under the Offer as of the date the Common Shares are first taken up under the Offer all Common Shares issued pursuant to a conditional option exercise;
B.	accept the Offer, by directing the Company to deposit the Option Shares on the Shareholders behalf, in accordance with the terms and conditions of the Offer, immediately following the exercise of the Options and prior to the expiry of the Offer; and

C.	not withdraw any of the Option Shares deposited pursuant to the Offer, even if the board of directors of the Company fails to recommend acceptance of the Offer or withdraws, modifies or changes such recommendation in any circumstances except pursuant to subparagraph 2(d) below or in the event of termination of this Agreement under paragraph 8 below; or
(ii)	subject to receipt of any necessary regulatory approvals or stock exchange approvals, enter into agreements with the Company whereby in lieu of such persons continuing to hold Options, the Company will pay a cash payment in an amount equal to, for each Option, the Consideration minus the exercise price of the Option to be payable immediately after the Offeror takes up and pays for any Common Shares under the Offer.
(c)	Notwithstanding (a) above, the Shareholder will not be required to deposit under the Offer any Shares represented by certificates registered in the name of the Shareholder which are physically unavailable to the Shareholder, provided that the consent of the Offeror (not unreasonably withheld) is first obtained and that such Shares are voted by the Shareholder in favour of any subsequent going private transaction.

(d)	Notwithstanding any other provision of this Agreement, the Shareholder shall have the right not to deposit any Shares or Option Shares under the Offer, and may withdraw any Shares or Option Shares deposited under the Offer (if not then taken up and paid for by the Offeror) if the Pre-Acquisition Agreement is terminated, and (if applicable) deposit the Shares and Option Shares pursuant to, or vote such Shares and Option Shares in favour of, any Superior Proposal (as hereinafter defined), if a Superior Proposal (as defined in the Pre-Acquisition Agreement) is made and is outstanding two (2) business days prior to the Expiry Time.
3.	Exclusivity
(a)	Subject to paragraph (b) below, and except where acting in a manner which is permitted under Section 3.2 of the Pre-Acquisition Agreement, from the date of execution of this Agreement until the first to occur of the expiry of the Offer or the termination of this Agreement, the Shareholder will not, directly or indirectly:
(i)	make, solicit, initiate or encourage inquiries from or submission of proposals or offers from any person, corporation, partnership or other business organization whatsoever (including any of its officers or employees) relating to any Take-over Proposal (as defined in the Pre-Acquisition Agreement); or

(ii)	participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage, any effort or attempt by any other person to do anything mentioned in (i) above;
given that the Company has entered into the Pre-Acquisition Agreement, which provides for, among other customary terms and provisions, the payment by the Company to Acquiror of a termination or “break” fee in the amount set forth in the Pre-Acquisition Agreement.

(b)	If the Shareholder is a member of the board of directors and/or officer of the Company:
(i)	the provisions of paragraph (a) above shall be subject to the fiduciary duty of the Shareholder, in his capacity as a director or officer of the Company, to act in the manner described in Section 3.2 of the Pre-Acquisition Agreement; and

(ii)	the Shareholder acknowledges that he may act as a holder of Common Shares pursuant to this Agreement in a manner that is different than the manner in which he is duty bound to act in his capacity as a director or officer of the Company.

(c)	Subject to paragraph (b) above and except where acting in a manner which is permitted under Section 3.2 of the Pre-Acquisition Agreement, the Shareholder will notify the Offeror immediately of any communications received from another party with respect to the entering into of an agreement similar in substance to this Agreement or any Take-over Proposal and the particulars thereof and keep the Offeror apprised of the status of such communications and the Shareholder’s response thereto.
4.	Representations and Warranties of the Shareholder
The Shareholder represents and warrants to the Offeror and Acquiror that:
(a)	the Shareholder is the beneficial owner of or exercises control and direction over the Shares and Options set forth on the execution page of this Agreement and the Shares and Options are not subject to any security interest, lien, encumbrance or other charge (collectively, a “Lien”), except for Liens that will be discharged prior to take up of Shares pursuant to the Offer;

(b)	the Shareholder has the right, pursuant to Options, to acquire beneficial ownership of the Option Shares;

(c)	no person, firm or corporation has any agreement, option or right (whether by law, pre-emptive or contractual) capable of becoming an agreement or option to acquire any of the Shares, the Options or the Option Shares or any interest therein, other than as contemplated by this Agreement.

(d)	the transfer of the Shares and the Option Shares to the Offeror will pass good and marketable title to the Shares and the Option Shares, free and clear of all Liens;

(e)	the Shareholder has the requisite power and authority to enter into this Agreement and to perform his or its obligations hereunder;

(f)	if the Shareholder is a corporation, the execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated by this Agreement have, if necessary, been duly authorized by the board of directors of the Shareholder and no other corporate proceedings on the part of the Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby;

(g)	this Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable by the Offeror against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity;

(h)	the execution and delivery by the Shareholder of this Agreement and the performance by the Shareholder of his or its obligations hereunder will not result in a violation or breach of any provision of:
(i)	if the Shareholder is a corporation, the Shareholder’s articles or by-laws; or

(ii)	any law, regulation, order, judgment or decree applicable to the Shareholder;
other than any such violations or breaches that will not, individually or in the aggregate, have a material adverse effect on the ability of the Shareholder to fulfil his or its obligations under this Agreement; and

(i)	no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the fulfilment by the Shareholder of his or its obligations under this Agreement.
5.	Representations and Warranties of Acquiror
Acquiror represents and warrants to the Shareholder that:
(a)	Acquiror has been duly incorporated and organized, and is validly existing as a corporation, under the laws of Alberta;

(b)	the Offeror has been duly incorporated and organized and is validly existing as a corporation under the laws of Alberta;

(c)	Acquiror has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d)	the Offeror has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(e)	the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement and the transactions contemplated hereby;

(f)	the execution of this Agreement by the Offeror and the consummation by the Offeror of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Offeror, and no other corporate proceedings on the part of the Offeror are necessary to authorize this Agreement and the transactions contemplated hereby;

(g)	this Agreement has been duly executed and delivered by Acquiror and the Offeror and constitutes a valid and binding obligation of Acquiror and the Offeror, enforceable by the Shareholder against Acquiror and the Offeror in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity;

(h)	the execution and delivery by Acquiror of this Agreement and the performance by Acquiror of its obligations hereunder will not result in a violation or breach of any provision of:
(i)	Acquiror’s articles or by-laws; or

(ii)	any law, regulation, order, judgment or decree;
other than any such violations or breaches that will not, individually or in the aggregate, have a material adverse effect on the ability of Acquiror to fulfil its obligations under this Agreement;

(i)	the execution and delivery by the Offeror of this Agreement and the performance by the Offeror of its obligations hereunder will not result in a violation or breach of any provision of:
(i)	the Offeror’s articles or by-laws; or

(ii)	any law, regulation, order, judgment or decree;
other than any such violations or breaches that will not, individually or in the aggregate, have a material adverse effect on the ability of the Offeror to fulfil its obligations under this Agreement; and

(j)	other than in connection with or in compliance with the provisions of applicable securities laws, the Competition Act (Canada), no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the fulfilment by Acquiror or the Offeror of their respective obligations under this Agreement or the Offer.
6.	Announcements
Except as required by applicable securities laws, the Shareholder will not make any public announcement or communications in respect of the existence of this Agreement or the Offer unless the prior approval of the announcement or communication is obtained from the Offeror. It is acknowledged that the Offeror and the Company will be required to make a public announcement under applicable securities laws in respect of the Offer and that such announcement will contain a general reference to agreements similar to this Agreement having been entered into with directors and officers of the Company.

7.	Transitional Provisions
Upon the Offeror taking up and paying for 50% or more of the Common Shares on a fully diluted basis pursuant to the Offer, the Shareholder (if a director or officer of the Company or any of its subsidiaries or holding a similar position in a partnership or any other entity in which the Company has an ownership interest) and the Offeror will cooperate with each other to provide an orderly transition of control. Specifically:
(a)	at the request of the Offeror, and to the extent applicable, the Shareholder will tender his or her resignation as a director of the Company (or any of its subsidiaries or a similar position in a partnership or any other entity in which the Company has an ownership interest) in an orderly manner so as to allow the Offeror to appoint its nominees as directors (or to similar positions in partnerships or other entities); and

(b)	the Acquiror covenants and agrees in favour of the Shareholder (if an officer or director of the Company) not to take any action, or to cause the Company to take any action, to terminate any employment agreements with the Shareholder or any indemnity agreements in favour of the Shareholder in place prior to the date hereof and disclosed to the Offeror and the Offeror agrees to honour or cause the Company to honour such employment agreement and indemnity agreements; provided that this Section 7(b) shall not restrict or prohibit Acquiror from dissolving the Company or any subsidiary, reorganizing the capital of the Company or any subsidiary, amalgamating the Company or any subsidiary with one or more corporations, transferring the assets of the Company or any subsidiary to another entity, causing the Company or any subsidiary to assume the liabilities of another entity or otherwise reorganizing or restructuring the Company or any subsidiary or their respective businesses.
8.	Termination
This Agreement may be terminated by:
(a)	the Offeror or the Shareholder, if the Offer is withdrawn or otherwise terminated;

(b)	the Shareholder, if the Offeror shall not have taken up and paid for the Shares and Option Shares on or before 90 days after the mailing of the Offer;

(c)	the Shareholder, if there has been any breach or non-performance by the Offeror of a material provision of this Agreement in any material respect or the Pre-Acquisition Agreement is terminated; or

(d)	the Offeror, if there has been any breach or non-performance by the Shareholder of a material provision of this Agreement in any material respect.
Upon termination, this Agreement will have no further force and effect and there will be no liability on the part of the Offeror or the Shareholder hereunder. Nothing contained in this paragraph shall relieve any party from liability for any breach of any provision of this Agreement.

9.	Notices
(a)	Any notice or other communication to be given hereunder shall be addressed to:
(i)	in the case of notice to the Shareholder, at the address and telecopier number set forth on the execution page of this Agreement.

with a copy to:

Blakes, Cassels & Graydon LLP 3500, 855 – 2nd Street S.W. Calgary, Alberta T2P 4K7

Attention: Pat C. Finnerty Facsimile: (403) 260-9700

(ii)	in the case of notice to Acquiror or the Offeror:

Canadian Oil Sands Limited 2500 First Canadian Centre 350 – 7th Avenue S.W. Calgary, Alberta T2P 3N9

Attention: Trudy M. Curran Facsimile: (403) 218-6201

with a copy to:

McCarthy Tétrault LLP Suite 3300, 421 – Seven Avenue S.W. Calgary, Alberta T2P 4K9

Attention: Richard A. Shaw, Q.C. Facsimile: (403) 260-3501
(b)	Any notice or other communication shall be in writing and, unless delivered personally to the addressee or a responsible officer of the addressee, shall be given by facsimile, and shall be deemed to be given at the time delivered personally and, if facsimiled, at the time facsimiled (provided complete transmission is confirmed) to the recipient on a business day (in the city in which the addressee is located), if facsimiled before 5:00 p.m. (local time in the city in which the addressee is located) on such business day, and otherwise shall be deemed to be given at 9:00 a.m. (local time in the city in which the addressee is located) on the next following business day. Either party may change its address for notice by notice to the other party hereto given in the manner herein provided.

10.	Miscellaneous
(a)	Acquiror covenants to ensure the performance by the Offeror of all of its obligations hereunder and to be directly liable as a principal obligor for any such obligations without the necessity or the requirement for the Company to pursue or exhaust its remedies or recourse against the Offeror.

(b)	If any term, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated and the parties will negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

(c)	This Agreement:
(i)	constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof;

(ii)	may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto;

(iii)	shall not be assigned by operation of law or otherwise;

(iv)	will be governed in all respects, including validity, interpretation and effect, by the laws of Alberta and the laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof; and

(v)	may be executed in counterparts, each of which will be deemed to be original and all of which taken together will be deemed to constitute one and the same instrument.
(d)	the parties hereby attorn to the non-exclusive jurisdiction of courts of competent jurisdiction of the Province of Alberta.
If the foregoing terms and conditions are acceptable to you please acknowledge your acceptance of this Agreement where indicated below.

Yours truly,
CANADIAN OIL SANDS LIMITED

By:
Marcel R. Coutu,
President and Chief Executive Officer

By:
Trudy M. Curran,
General Counsel and Corporate Secretary

1212707 ALBERTA LTD.

By:
Marcel R. Coutu,
President and Chief Executive Officer

ACCEPTED on June           , 2006.

(print name of Shareholder)	Total No. of Common Shares Beneficially Owned or Over Which Control or Direction is Exercised (registered, if known, as shown below*)

(signature of Shareholder or, if a corporation, authorized signing officer)
No. of Options Beneficially Owned

(address of Shareholder)

* Registration

Nominee	Number of Common Shares